Free Writing Prospectus Relating to the Preliminary Prospectus Supplement dated June 1, 2016 To the Prospectus dated May 20, 2014	Filed pursuant to Rule 433 Registration Statement No. 333-196114

Reinsurance Group of America, Incorporated

$400,000,000 3.95% Senior Notes due 2026

Final Term Sheet

Dated June 1, 2016

Issuer	Reinsurance Group of America, Incorporated

Security	SEC Registered 3.95% Senior Notes due 2026

Principal Amount	$400,000,000

Maturity Date	September 15, 2026

Coupon	3.95%

Public Offering Price	99.996% of face amount

Underwriting Discount	0.65%

Proceeds to Issuer (after underwriting discounts and before expenses)	$397,384,000

Yield to Maturity	3.951%

Benchmark Treasury	1.625% due May 15, 2026

Spread to Benchmark Treasury:	+210 basis points

Benchmark Treasury Yield	1.851%

Interest Payment Dates	March 15 and September 15 commencing September 15, 2016

Make-whole call	At any time prior to June 15, 2026 (three months prior to maturity) at a discount rate of Treasury plus 35 basis points

Par call	On or after June 15, 2026 (three months prior to maturity)

Trade Date	June 1, 2016

Settlement Date (T+5)*	June 8, 2016

Authorized Denominations	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN	759351AM1 / US759351AM18

Ratings (Moody’s / S&P)**	Baa1 / A- (Stable/Stable)

Joint Bookrunners	Barclays Capital Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated U.S. Bancorp Investments, Inc. RBC Capital Markets, LLC

Co-Managers	Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC UBS Securities LLC

(*)	It is expected that delivery of the notes will be made against payment therefor on or about June 8, 2016, which is the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing and the next succeeding business day should consult their own advisors.

(**)	An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The Issuer has filed a registration statement (including a prospectus, which consists of a preliminary prospectus supplement dated June 1, 2016 and an accompanying prospectus dated May 20, 2014) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling: Barclays Capital Inc. at (888) 603-5847, J.P. Morgan Securities LLC at (212) 834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated at (800) 294-1322, U.S. Bancorp Investments, Inc. at (877) 558-2607, or RBC Capital Markets, LLC at (866) 375-6829.

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